EXHIBIT 23.3

CONSENT OF ERNST & YOUNG LLP

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Financial Statements” and to the use of our report dated October 14, 2003 on the Statement of Revenues Over Certain Operating Expenses for the Siemens Orlando Buildings and our report dated December 29, 2003 on the Statement of Revenues Over Certain Operating Expenses for the Randstad Atlanta Building, in Post-Effective Amendment No. 5 to the Registration Statement (Form S-11 No. 333-101463) and related Prospectus of Wells Real Estate Fund XIV, L.P. for the registration of 4,500,000 of its limited partnership units.

/s/    Ernst & Young LLP

Atlanta, Georgia

March 19, 2004